eHealth, Inc.
Amended and Restated 2014 Equity Incentive Plan
Notice of Annual Outside Director Stock Unit Grant
You have been granted the following Stock Unit award covering shares of the Common Stock of eHealth, Inc. (the “Company”). Each Stock Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this Stock Unit award (this “Award”). None of the Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Name of Participant:	<<FIRST_NAME>><<MIDDLE_NAME>><<LAST_NAME>>
Total Number of Stock Units:	<<TOTAL_SHARES_GRANTED>>
Date of Grant:	<<AWARD_DATE>>
Vesting Commencement Date:	<<VESTING_COMMENCEMENT_DATE>>
Vesting Schedule:	25% of the shares of Stock covered by this Award shall vest at the end of each three-month period after the Vesting Commencement Date (or the last day of the month, if there is no corresponding day in such month), subject to your continued Service through each vesting date; provided, however, that any shares of Stock covered by this Award that remain unvested on the day immediately prior to the Company’s next annual meeting of stockholders shall vest in full on such date, subject to your continued Service through such vesting date. In addition, in the event of a “Change in Control” (as defined in the Plan) that occurs while you are providing Service, 100% of the Shares subject to this Award will vest immediately prior to the consummation of the Change in Control.
You and the Company agree that this Award is granted under, and governed by the terms and conditions of, the Amended and Restated 2014 Equity Incentive Plan (as amended, the “Plan”) and the Stock Unit Agreement, both of which are attached to this document, and any other agreements referenced herein, all of which are made a part of this document. Capitalized terms used herein that are not defined herein will have the same meaning as set forth in the Plan.
You further agree that the Company may deliver by email, or other electronic delivery, all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website or through an electronic system maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email with instructions on how to access them.
You acknowledge that you have received and read the Notice of Stock Unit Grant, the Stock Unit Agreement, the Plan and the prospectus delivered thereunder. By electronically accepting this Award, you agree to all of the terms and conditions described in the Notice of Stock Unit Grant, the Stock Unit Agreement and the Plan.

eHealth, Inc.
Amended and Restated 2014 Equity Incentive Plan
Outside Director Stock Unit Agreement

Grant
The Company hereby grants you an award of restricted Stock Units (“RSUs”), as set forth in the Notice of Stock Unit Grant (the “Notice of Grant”) and subject to the terms and conditions in this Stock Unit Agreement (this “Agreement”) and the Company’s Amended and Restated 2014 Equity Incentive Plan (as amended, the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Company’s Obligation
Each RSU represents the right to receive a share of Common Stock of the Company (a “Share”) on the vesting date. Unless and until the RSUs vest, you will have no right to receive Shares underlying the RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Settlement of any vested RSUs shall be made in whole Shares only.

Vesting
Subject to the next paragraph (Forfeiture upon Termination of Service), and except as otherwise set forth in any duly authorized written agreement between you and the Company, the RSUs awarded by this Agreement will be scheduled to vest in accordance with the schedule set forth in the Notice of Grant. If after the Date of Grant the amount of time you are scheduled to provide Service is reduced (e.g., you move from providing Service on a full-time basis to a part-time basis), then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your reduced Service schedule.

Forfeiture upon Termination of Service
Notwithstanding any contrary provision of this Agreement, if you terminate Service for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company, except as otherwise set forth in the Notice of Grant or in any duly authorized written agreement between you and the Company.

Leaves of Absence
For purposes of this RSU, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. Your Service will terminate, however, if you do not immediately return to active work after the leave of absence ends. If you go on a leave of absence, then the vesting schedule specified in the Notice of Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave of absence.

Payment after Vesting
Any RSUs that vest hereunder will be paid to you (or in the event of your death, to your estate) in Shares. Subject to any payment delay required under the following two paragraphs, the vested RSUs shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will you be permitted, directly or indirectly, to specify the taxable year of payment of any RSUs payable under this Agreement.
Notwithstanding anything in the Plan or this Agreement or any other agreement (whether entered into before, on or after Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with your termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to your death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination of Service and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of Service, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of your termination of Service, unless you die following your termination of Service, in which case, the RSUs will be paid in whole Shares to your estate as soon as practicable following your death.
If the Administrator determines to allow you to elect to defer the issuance of any Shares that are otherwise deliverable with respect to any vested RSUs, you may do so upon such terms and conditions as may be determined by the Administrator in its sole discretion, subject to the Administrator’s determination that such right of deferral or any term thereof complies with Applicable Laws or regulations in effect from time to time, including, but not limited to, Section 409A. In the event of the Administrator’s determination otherwise, the Administrator may, in its discretion, deny Participant such right of deferral altogether, modify the terms of the deferral and/or add such requirements as it deems necessary or advisable to comply with Applicable Law or regulations. If the Administrator permits Participant to elect to defer the proceeds of any vested RSUs in accordance with this paragraph, payment of the deferred vested RSUs will be made in accordance with the terms of your deferral election.

Section 409A
It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

Tax Withholding
Notwithstanding any contrary provision of this Agreement, no Shares shall be distributed to you unless and until you have made satisfactory arrangements with respect to the payment of income, employment and any other taxes which must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit you to satisfy such tax withholding obligation, in whole or in part by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld (or such greater amount as you may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences to the Company as determined by the Company in its discretion), (c) delivering to the Company already vested and owned Shares having a value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to you through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If you fail to make satisfactory arrangements for the payment of any required tax withholding obligations with respect to Shares that are vesting, the Administrator, in its sole discretion, may require you to permanently forfeit such Shares and the Shares will be returned to the Plan at no cost.

Tax Consequences	You acknowledge that you have reviewed with your own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, you acknowledge and agree that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Arbitration	You and the Company agree that any and all disputes arising out of the terms of the Notice of Grant, the Plan or this Agreement or their interpretation shall be subject to binding arbitration in Santa Clara County, California before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. You and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. You and the Company agree that the prevailing party in any arbitration shall be awarded reasonable attorney’s fees and costs.

Payments after Death	Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

Stockholder Rights	Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to you or your broker.

No Effect on Employment or Service	You acknowledge and agree that the vesting of the RSUs pursuant to the vesting schedule is earned only by your continuous Service, which unless provided otherwise under applicable law is at the will of the applicable the Company, or the parent or subsidiary of the Company employing you, and not through the act of being hired, being granted this Award or acquiring Shares hereunder. You further acknowledge and agree that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement of Service for the vesting period, for any period, or at all, and will not interfere in any way with your right or the right of the Company, or the parent or subsidiary of the Company employing you, to terminate your Service relationship, subject to applicable law, which termination, unless provided otherwise under applicable law, may be at any time, with or without cause.

Notices
Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 2625 Augustine Drive, Suite 150, Santa Clara, CA, 95054, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

Grant is Not Transferable
Except to the limited extent provided in paragraph, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. You may, however, dispose of this Award in your will or through a beneficiary designation.

Binding Agreement	Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Additional Conditions to Issuance of Stock
If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

Resale Restrictions	You agree not to sell any Shares acquired pursuant to this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California, without regard to its choice-of-law provisions.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
This Agreement, the Notice of Grant, any duly authorized written agreement between you and the Company and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement between the parties. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this grant of RSUs.

Administrator Authority	The Administrator will have the power to interpret the Plan, the Notice of Grant and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Notice of Grant or this Agreement.
By electronically accepting this Stock Unit award, you agree to all of the terms and conditions described in the Notice of Stock Unit Grant, the Stock Unit Agreement and the Plan.

5